Exhibit 99.1

For Immediate Release:

Steinway Announces Receipt of Requisite Consents in Tender Offer
and Consent Solicitation for 8.75% Senior Notes Due 2011

WALTHAM, MA - February 23, 2006 - Steinway Musical Instruments, Inc. (NYSE: LVB) today announced that, in connection with its previously announced tender offer and consent solicitation for its 8.75% Senior Notes due 2011, holders of $114,354,000 aggregate principal amount, representing 68.81% of the total outstanding principal amount, had tendered their 8.75% Notes prior to the consent deadline of 5:00 p.m., New York City time, on February 22, 2006.

As a result of the consents and early tenders, Steinway has received the requisite consents to execute a supplemental indenture relating to the 8.75% Notes as described in the Offer to Purchase and Consent Solicitation Statement dated February 8, 2006.  The settlement for the early tender of the 8.75% Notes is expected to occur today, February 23, 2006.  The supplemental indenture will become operative upon early settlement of the tender offer.

The tender offer will expire at 9:00 a.m., New York City time, on March 9, 2006, unless extended.  Settlement for all 8.75% Notes tendered after the consent deadline but prior to the expiration date is expected to be completed promptly after the expiration date.  Holders who tender 8.75% Notes after the consent deadline but on or prior to the expiration date will be entitled to receive, upon our acceptance of such 8.75% Notes for payment, the tender offer consideration but not the consent fee, as more fully described in the Offer to Purchase and Consent Solicitation Statement.

Steinway has engaged UBS Securities LLC to act as dealer manager for the tender offer.  Questions about the tender offer and consent solicitation may be directed to the Liability Management Group of UBS Securities LLC at (888) 722-9555 x4210 (toll free).  Requests for documentation should be directed to D.F. King & Co., the Information Agent for the tender offer and consent solicitations, at (212) 269-5550 (collect) or (800) 628-8536 (toll free).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation to consent with respect to the 8.75% Notes.  The tender offer is being made solely by means of the Offer to Purchase and Consent Solicitation Statement dated February 8, 2006.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  Steinway’s ability to successfully complete the transactions described above is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the Company’s filings with the SEC.